Exhibit 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 31, 2002, accompanying the statements of operations, partners' equity and cash flows of Whitco Company, LLP for the year ended December 31, 2001, appearing in this Registration Statement of Catalyst Lighting Group, Inc., on Form SB-2 and Prospectus. We consent to the use in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Wichita, Kansas
September 23, 2003